Exhibit 10.1
COMMERCIAL VEHICLE GROUP, INC.
2010 BONUS PLAN
Formula for Participants
BONUS = (Salary x BF1 x 70% x BF2) + (Salary x BF1 x 30% x BF3)
Bonus Factor 1 (“BF1”) = the factor awarded to participants in the plan (as a percent of base salary).
Bonus Factor 2 (“BF2” or “The Company Factor”) represents 70% of the bonus calculation and is based on EBITDA performance of Commercial Vehicle Group, Inc. for 2010.
The target level payment is based on the company’s business plan for the current year and would result in a 100% payout. The minimum threshold level for a payout under the 2010 Bonus Plan is based on the minimum acceptable performance of the company resulting in approximately 75% payout. The maximum potential payout under the 2010 Bonus Plan is set at approximately 125% payout. Payments below the minimum threshold or above the maximum potential payout are considered discretionary and are subject to specific review and approval of the Compensation Committee of the Board of Directors
Bonus Factor 3 (“BF3” or “The Individual Factor”) makes up the remaining 30% of the bonus calculation and is independent of the BF2 measurement. Objectives for each position are assigned and tie to the individual performance of each participant with respect to their specific responsibilities in support of the overall company goals, including but not limited to: (1) cash flow, (2) operating and cost reduction initiatives, (3) strategic initiatives, (4) product development and (5) revenue growth. Such measures are important to the company’s immediate and long-term objectives, require a significant effort on the individual’s part, and support the operating and financial targets for the 2010 business plan within each participant’s functional area.
The Compensation Committee of the Board of Directors reserves the right to review, modify and approve, at its sole discretion, all BF3 percentages for plan participants.

*	EBITDA is defined as Earnings Before Interest, Taxes, Depreciation and Amortization. The Compensation Committee reserves the right to review, modify and approve the final EBITDA calculation as it relates to the 2010 Bonus Plan for the sole purpose of ensuring that the bonus payments are calculated with the same intentions for which the targets have been established for the current year.